FOR IMMEDIATE RELEASE	September 6, 2018
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN THE

ATLANTA, GA MSA

Freehold, New Jersey…. September 6, 2018……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a brand new 373,750 square foot industrial building located at 650 Braselton Parkway, Braselton, GA at a purchase price of $61,113,264. The property is net-leased for 15 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 93 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce this new acquisition leased for 15 years to FedEx Ground. Situated on 93 acres right off of Interstate 85, this 373,750 square foot facility has substantial future expansion capacity. The Hartsfield-Jackson Atlanta International Airport consistently ranks as one of the world’s busiest airports and this facility is well situated to serve the 6.6 million residents located within the Atlanta-Athens corridor.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 111 properties containing a total of approximately 21.2 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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